Exhibit 23.3




            Consent of Independent Registered Public Accounting Firm


We consent to the inclusion in the Motient Corporation Form 10 K for the period ended December 31, 2003 of our reports dated January 23, 2002, with respect to the consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiaries and XM Satellite Radio Inc. and subsidiaries as of December 31, 2000 and 2001 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001.

Our reports dated January 23, 2002 contain an explanatory paragraph that states that XM Satellite Radio Holdings Inc. and subsidiaries and XM Satellite Radio Inc. are dependent upon additional debt or equity financing, which raises substantial doubt about their ability to continue as going concerns. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



/s/ KPMG LLP

McLean, VA
May 20, 2005